Exhibit 99.1

SUPERVALU Reports First Quarter Fiscal 2012 Earnings

  Company reaffirms fiscal 2012 guidance
  Results reflect continued progress on 8 Plays to Win strategy

MINNEAPOLIS--(BUSINESS WIRE)--July 26, 2011--SUPERVALU INC. (NYSE: SVU) today reported first quarter fiscal 2012 net sales of $11.1 billion and net earnings of $74 million, or $0.35 per diluted share. In the first quarter of fiscal 2011, net sales were $11.5 billion and net earnings were $67 million, or $0.31 per diluted share. When adjusted for $25 million in net after-tax charges, or $0.12 per diluted share, primarily related to retail market exits in Connecticut and Cincinnati as well as the impact of a labor dispute at Shaw’s, first quarter fiscal 2011 net earnings were $92 million, or $0.43 per diluted share.

“First quarter results reflect the progress we are making on our 8 Plays to Win strategy, and we remain on track to deliver our fiscal 2012 guidance,” said Craig Herkert, SUPERVALU’s chief executive officer and president. “Our dedicated associates are utilizing new planning tools, analytics and a hyper local focus to help us meet the needs of today’s consumers, while reducing shrink and improving our operations.”

First Quarter Results

First quarter retail food net sales were $8.6 billion compared to $9.0 billion last year. The change in net sales primarily reflects identical store sales of negative 3.9 percent and previously announced market exits. Total retail square footage was 63.5 million, a 2.1 percent decrease from the first quarter of fiscal 2011 primarily as a result of fiscal 2011 market exits. Excluding the impact of market exits and store closures, total retail square footage increased 1.8 percent compared to the first quarter of fiscal 2011.

First quarter independent business (formerly known as supply chain services) net sales were $2.5 billion compared to $2.6 billion last year, a decrease of 3.6 percent, primarily reflecting the divestiture of Total Logistic Control, which occurred in the fourth quarter of fiscal 2011.

Gross profit margin in the first quarter was $2.5 billion, or 22.1 percent of net sales, compared to $2.6 billion or 22.5 percent last year. The decrease in gross margin as a percent of net sales reflects a higher LIFO charge, the impact of higher fuel sales, as well as the mix impact resulting from the divestiture of Total Logistic Control in the fourth quarter of fiscal 2011. In addition, the benefits of promotional effectiveness and reduced shrink fully funded price investments in the quarter.

Selling and administrative expenses in the first quarter were $2.2 billion, or 19.6 percent of net sales, compared to $2.3 billion, or 19.9 percent of net sales last year. The decrease in selling and administrative expenses as a percent of net sales reflects savings achieved from cost reduction initiatives, the benefit of higher fuel sales and a reduction in corporate expenses for non-operating properties. These benefits were partially offset by the impact of sales deleveraging and increases in employee-related expenses.

Operating earnings for the first quarter were $280 million, or 2.5 percent of net sales, compared to $301 million, or 2.6 percent of net sales last year. Retail food operating earnings were $219 million, or 2.5 percent of net sales. Last year’s retail food operating earnings were $251 million, or 2.8 percent of net sales, and included $21 million in net pre-tax charges primarily related to retail market exits in Connecticut and Cincinnati, as well as the impact of the labor dispute at Shaw’s. When adjusting for these items, last year’s retail food operating earnings were $272 million, or 3.0 percent of net sales. The change in retail food operating earnings as a percent of net sales was the result of a higher LIFO charge and reduced sales leverage on operating expenses, which were partially offset by cost reduction initiatives.

Independent business operating earnings were $77 million, or 3.1 percent of sales, compared to $79 million, or 3.0 percent of sales last year.

Net interest expense for the first quarter was $155 million compared to $174 million last year, primarily reflecting reduced borrowing levels. The Company remains in compliance with all debt covenants.

SUPERVALU’s income tax expense was $51 million, or 40.8 percent of pre-tax income, in the first quarter compared to $60 million, or 47.5 percent of pre-tax income in last year’s first quarter. This year’s rate reflected approximately $4 million of tax expense related to prior years’ audit activity. Last year included $12 million of tax expense for non-deductible goodwill related to retail market exits in Connecticut and Cincinnati.

Diluted weighted-average shares outstanding for the first quarter were 213 million shares compared to 213 million shares last year. As of June 17, 2011, SUPERVALU had 212 million shares outstanding.

First quarter net cash flows from operating activities were $245 million compared to $337 million in the prior year, primarily reflecting changes in working capital as forward-buy inventory levels increased. First quarter net cash flows used in investing activities were $133 million compared to $83 million last year, reflecting lower proceeds from asset sales in the current year. First quarter capital spending was $158 million compared to $173 million last year, primarily reflecting store remodeling activity and technology expenditures. During the quarter, the company completed 11 store remodels and opened 18 new Save-A-Lot locations. Net cash flows used in financing activities were $112 million in the first quarter compared to $267 million last year.

Fiscal 2012 Guidance

SUPERVALU is reaffirming its full-year guidance and expects to generate fiscal 2012 earnings per diluted share, on a GAAP basis, within its previously disclosed range of $1.20 to $1.40.

SUPERVALU’s fiscal 2012 guidance includes the following assumptions:

  Net sales for the 52-week fiscal year are estimated to be approximately $37 billion;
  Identical store sales growth, excluding fuel, is projected to be in the range of negative 1.5 percent to negative 2.5 percent;
  Sales in the independent business segment are expected to be down 2 percent to 4 percent from fiscal 2011;
  The effective tax rate is estimated to be approximately 37.4 percent in each of the remaining quarters of the fiscal year;
  Weighted-average diluted shares are estimated to be approximately 213 million;
  Capital spending is projected to be approximately $700 to $750 million, which will include 55 to 75 store remodels and 210 Save-A-Lot stores, including licensed locations; no new traditional retail supermarkets are planned for fiscal 2012;
  Debt reduction is estimated to be approximately $500 to $550 million.

A conference call to review the first quarter results is scheduled for today at 9:00 a.m. (central time). This quarter, supplemental information will accompany prepared remarks and be available with the live webcast at http://www.supervaluinvestors.com. A replay of the webcast will be archived with the supplemental information on SUPERVALU's website. To access the website replay go to the “Investors” link and click on “Presentations and Webcasts.”

About SUPERVALU INC.

SUPERVALU INC. is one of the largest companies in the U.S. grocery channel with annual sales of approximately $37 billion. SUPERVALU serves customers across the United States through a network of approximately 4,290 stores composed of 1,107 traditional retail stores, including 801 in-store pharmacies; 1,283 hard-discount stores, of which 907 are operated by licensee owners; and 1,900 independent stores serviced primarily by the company’s traditional food distribution business. SUPERVALU has approximately 140,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations, guidance, or future operating results, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of economic conditions, strategic initiatives, competition, food and drug safety issues, liquidity, labor relations issues, escalating costs of providing employee benefits, regulatory matters, self-insurance, legal and administrative proceedings, information technology, severe weather, natural disasters and adverse climate changes, the continuing review of goodwill and other intangible assets, accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Fiscal Quarter Ended		Fiscal Quarter Ended
	June 18, 2011		June 19, 2010
(In millions, except per share data)	(16 weeks)	% of net sales	(16 weeks)	% of net sales

Net sales	$11,113	100.0%	$11,545	100.0%
Cost of sales	8,654	77.9%	8,948	77.5%
Gross profit	2,459	22.1%	2,597	22.5%

Selling and administrative expenses	2,179	19.6%	2,296	19.9%
Operating earnings	280	2.5%	301	2.6%

Interest expense, net	155	1.4%	174	1.5%
Earnings before income taxes	125	1.1%	127	1.1%
Income tax provision	51	0.5%	60	0.5%

Net earnings	$74	0.7%	$67	0.6%

Net earnings per share
Basic	$0.35		$0.31
Diluted	$0.35		$0.31
Weighted average number of shares outstanding
Basic	212		212
Diluted	213		213

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION
(Unaudited)

	Fiscal Quarter Ended	Fiscal Quarter Ended
	June 18, 2011	June 19, 2010
(In millions)	(16 weeks)	(16 weeks)

Net sales
Retail food	$8,612	$8,951
% of total	77.5%	77.5%
Independent business (1)	2,501	2,594
% of total	22.5%	22.5%
Total net sales	$11,113	$11,545
	100.0%	100.0%

Operating earnings
Retail food (2)	$219	$251
% of sales	2.5%	2.8%
Independent business	77	79
% of sales	3.1%	3.0%
Corporate	(16)	(29)
Total operating earnings	280	301
% of sales	2.5%	2.6%
Interest expense, net	155	174
Earnings before income taxes	125	127
Income tax provision	51	60
Net earnings	$74	$67

LIFO charge
Retail food	$13	$9
Independent business	4	2
Total	$17	$11

Depreciation and amortization
Retail food	$257	$265
Independent business	20	23
Total	$277	$288

(1) The Company's Independent business reportable segment was formerly known as Supply chain services.

(2) Retail food operating earnings for the first quarter ended June 19, 2010 included charges of $21 for retail market exits and the impact of the labor dispute at Shaw's.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 18,	February 26,
(In millions)	2011	2011
	(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$172	$172
Receivables, net	731	743
Inventories	2,407	2,270
Other current assets	146	235
Total current assets	3,456	3,420

Property, plant and equipment, net	6,464	6,604
Goodwill	1,984	1,984
Intangible assets, net	1,155	1,170
Other assets	580	580
Total assets	$13,639	$13,758

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,686	$2,661
Current maturities of long-term debt and capital lease obligations	426	403
Other current liabilities	645	722
Total current liabilities	3,757	3,786

Long-term debt and capital lease obligations	6,260	6,348
Other liabilities	2,207	2,284
Total stockholders' equity	1,415	1,340

Total liabilities and stockholders’ equity	$13,639	$13,758

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Fiscal Year-to-	Fiscal Year-to-
	Date Ended	Date Ended
	June 18,	June 19, 2010
	2011
(In millions)	(16 weeks)	(16 weeks)

Cash flows from operating activities
Net earnings	$74	$67
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	277	288
LIFO charge	17	11
Asset impairment and other charges	4	21
Gain on sale of assets	(11)	(9)
Deferred income taxes	(5)	7
Stock-based compensation	5	5
Other	4	8
Changes in operating assets and liabilities	(120)	(61)
Net cash provided by operating activities	245	337
Cash flows from investing activities
Proceeds from sale of assets	22	79
Purchases of property, plant and equipment	(158)	(173)
Other	3	11
Net cash used in investing activities	(133)	(83)
Cash flows from financing activities
Proceeds from issuance of long-term debt	291	15
Payment of long-term debt and capital lease obligations	(358)	(241)
Dividends paid	(37)	(37)
Other	(8)	(4)
Net cash used in financing activities	(112)	(267)
Net decrease in cash and cash equivalents	-	(13)
Cash and cash equivalents at beginning of year	172	211
Cash and cash equivalents at the end of period	$172	$198

CONTACT:
SUPERVALU INC.
Investors and Financial Media:
Kenneth Levy, 952-828-4540
kenneth.b.levy@supervalu.com
or
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com